                                                                    EXHIBIT 4.33


                            SHARE PURCHASE AGREEMENT
                                (TO BE NOTARIZED)


                                     between


                               DR. BERND PITSCHAK
                       Vormholzer Ring 69c, 58456 Witten,

                                                              - the "SELLER 1" -

                             PROF. DR. KARL H. KLUG
                        Bauordenweg 7, 45481 Mulheim/Ruhr

                                                              - the "SELLER 2" -

             CREAVIS GESELLSCHAFT FUR TECHNOLOGIE UND INNOVATION MBH
                Paul-Baumann-StraBe 1, Building 141/15, 45764 Marl

                                                              - the "SELLER 3" -
on the one hand
                                       and


                              HYDROGENICS GMBH I.G.
                       Luggendelle 19, 45894 Gelsenkirchen
                                                             - the "PURCHASER" -

                             HYDROGENICS CORPORATION
             5984 McLaughlin Road, Mississauga, ON, L5R 1B8, Canada,

                                                               - "HYDROGENICS" -
on the other hand.

Seller 1, Seller 2 and Seller 3 together are referred to as "SELLERS". Each of the Sellers and the Purchaser are also referred to as a "PARTY"; Sellers and Purchaser together are also referred to as "PARTIES".

TABLE OF CONTENTS

PREAMBLE...................................................................................................3

Article 1 Sale and Transfer of the ENKAT-Shares............................................................4
Article 2 Purchase Price for the ENKAT-Shares..............................................................4
Article 3 Sale and Assignment of Payment Claims of Seller 3 under Shareholder Loans........................5
Article 4 Sale and Assignment of Outstanding Compensation of Seller 2......................................5
Article 5 Further Agreements with Seller 1 and Seller 2....................................................5
Article 6 Guarantees of Sellers 1 and 2....................................................................7
Article 7 Breach of Guarantees of Sellers 1 and 2.........................................................13
Article 8 Guarantees of Seller 3; Breach of Guarantees....................................................14
Article 9 Competition Restraint...........................................................................16
Article 10 Miscellaneous..................................................................................16

LIST OF EXHIBITS..........................................................................................18

Exhibit 5.1...............................................................................................19
Exhibit 5.2...............................................................................................20
Exhibit 5.3(b)............................................................................................21
Exhibit 6.5(h)............................................................................................23
Exhibit 6.3(c)............................................................................................24
Exhibit 6.7(a)............................................................................................25
Exhibit 6.9(b)............................................................................................26

                                    PREAMBLE

1. ENKAT GmbH - Gesellschaft fur Energiemanagement und Katalyse is a limited liability company under German law (Gesellschaft mit beschrankter Haftung), registered in the commercial register maintained at the lower court of Gelsenkirchen-Buer under registration no. HR B 1849 and having its domicile in Gelsenkirchen, Germany ("ENKAT"). ENKAT has a registered capital of DM 100,000.00 which is divided into five
         (5) shares with a nominal value of DM 100.00, DM 37,000.00, DM 12,900.00, DM 25,100.00 and DM 24,900.00 each (hereinafter each an
         "ENKAT-SHARE" and together the "ENKAT-SHARES"). ENKAT is active in the field of planning and marketing of services in the area of energy management and catalyzation (Katalyse).

         Sellers have submitted to Purchaser a certified copy of an excerpt from the commercial register which reflects the current register entries of facts and of all circumstances in need of registration for ENKAT.

2. Seller 1 is a shareholder of ENKAT, holding two (2) shares with a nominal value of DM 100.00 and DM 37,000.00; Seller 1 also is the current sole managing director (Geschaftsfuhrer) of ENKAT.

3. Seller 2 holds two (2) shares in ENKAT with a nominal value of DM 12,900.00 and DM 25,100.00 and works for ENKAT on the basis of a consultancy agreement.

4. Seller 3 is a limited liability company under German law (Gesellschaft mit beschrankter Haftung), registered in the commercial register maintained at the lower court of Marl under registration no. HR B 3390 and having its domicile in Marl, Germany. Seller 3 holds one (1) share in ENKAT with a nominal value of DM 24,900.00.

5. Purchaser is a limited liability company under German law (Gesellschaft mit beschrankter Haftung) in foundation, to be registered in the commercial register maintained at the lower court of Gelsenkirchen, Germany, and having its domicile in Gelsenkirchen, Germany. Purchaser is a wholly owned subsidiary of Hydrogenics.

6. Sellers intend to sell to Purchaser, and Purchaser intends to purchase from Sellers, the ENKAT-Shares.

Now, therefore, the Parties agree as follows (hereinafter the "AGREEMENT"):

                                    ARTICLE 1
                      SALE AND TRANSFER OF THE ENKAT-SHARES

(1) With effect as of May 1, 2002 (the "EFFECTIVE DATE"), Sellers hereby sell and, subject to the receipt of the Purchase Price (as defined in Article 2 below), transfer to Purchaser the ENKAT-Shares with all rights and obligations pertaining thereto. Purchaser hereby accepts this sale and transfer. In any event Sellers hereby sell and, subject to the receipt of the Purchase Price (as defined in Article 2 below), transfer to Purchaser all existing shares in ENKAT regardless of the nominal amount; Purchaser hereby accepts such sale and transfers.

(2) As among the Parties, the ENKAT-Shares shall be deemed transferred to Purchaser with economic effect as of January 1, 2002.

(3) Sellers hereby consent to the transfer of the ENKAT-Shares in their capacity as shareholders in accordance with ss. 8 of the articles of association of ENKAT. As a precautionary measure, each Seller hereby waives any and all rights to sell the ENKAT-Shares, any pre-emptive rights or rights of first refusal to which he/it is entitled with regard to the ENKAT-Shares, irrespective on what legal grounds.


                                    ARTICLE 2
                       PURCHASE PRICE FOR THE ENKAT-SHARES

(1) The purchase price for the ENKAT-Shares amounts to EUR 300,000.00 (in words: Euro three hundred thousand) (hereinafter referred to as the "PURCHASE PRICE").

(2) The Purchase Price becomes payable on the Effective Date. It is payable to Sellers by delivery to each Seller of a certified check or a bank draft in the amounts indicated below:

         o to Seller 1, an amount of EUR 111,300.00 (in words: Euro one hundred eleven thousand three hundred);

         o to Seller 2, an amount of EUR 114,000.00 (in words: Euro one hundred fourteen thousand); and

         o to Seller 3, an amount of EUR 74,700.00 (in words: Euro seventy-four thousand seven hundred).

                                    ARTICLE 3
                SALE AND ASSIGNMENT OF PAYMENT CLAIMS OF SELLER 3
                             UNDER SHAREHOLDER LOANS

(1) With effect as of the Effective Date, Seller 3 hereby sells and assigns to Purchaser its claims on repayment of the outstanding balance (including accrued interest) under the two shareholder loans given by Seller 3 to ENKAT under the loan agreements dated January 20, 1998 and October 28/29, 1998 respectively. Purchaser hereby accepts this sale and the assignments.

(2) The purchase price for the claims under para. (1) above amounts to EUR 208,282.55 (equals DM 407,365.26). The purchase price is payable on the Effective Date by delivery of a certified check or a bank draft to Seller 3.


                                    ARTICLE 4
           SALE AND ASSIGNMENT OF OUTSTANDING COMPENSATION OF SELLER 2

(1) With effect as of the Effective Date, Seller 2 hereby sells and assigns to Purchaser all his claims on payment of the accrued outstanding compensation of Seller 2 under his consultancy agreement with ENKAT dated October 23, 1998 (with amendments of June 26, 2000 and January 15, 2001) until the Effective Date. Purchaser hereby accepts this sale and assignment.

(2) The purchase price for the claims under para. (1) above amounts to EUR 81,807.96. The purchase price is payable on the Effective Date by delivery of a certified check or a bank draft to Seller 2.


                                    ARTICLE 5
                  FURTHER AGREEMENTS WITH SELLER 1 AND SELLER 2

(1) On the Effective Date Purchaser will and is obliged to use its influence as new sole shareholder of ENKAT that ENKAT enters into a service agreement with Seller 1 in accordance with the terms and conditions as set forth in the draft service agreement attached as
         Exhibit 5.1; Seller 1 agrees to enter into such agreement with ENKAT.

(2) On the Effective Date Seller 2 agrees to enter into an exclusive, irrevocable, world-wide, license agreement with Hydrogenics concerning his pending German patent application DE 101 09 983 A1, filed with the German Patent Office, Munich (Deutsches Patentamt), on March 1, 2001, with respect to the invention "Electro-catalytic Reformer for the Synthesis Gas Production (Elektrokatalytischer Reformer fur die Synthesegaserzeugung)" in accordance with the terms and conditions as set forth in the draft license agreement attached as Exhibit 5.2.

(3) Seller 2 currently is employed as holder of a chair for Thermodynamics (Warmelehre) at the University of Applied Sciences of Gelsenkirchen (Fachhochschule Gelsenkirchen). Seller 2 agrees, to the extent legally permissible, to devote his entire working capacity and all of his professional knowledge and expertise to ENKAT and, in the light thereof, coordinate his activities in connection with his employment at the University of Applied Sciences (Fachhochschule Gelsenkirchen) in the future. Should it be admissible for Seller 2 to be appointed managing director of ENKAT, or should he have given up his aforementioned activity at the University of Applied Sciences (Fachhochschule Gelsenkirchen) he shall have the right to become managing director of ENKAT upon the same terms and conditions as Seller 1.

         Seller 2 and Purchaser agree that the consultancy agreement between Seller 2 and ENKAT dated October 23, 1998 (with amendments of June 26, 2000 and January 15, 2001) (the "CONSULTANCY AGREEMENT") shall be amended as follows:

         (a) In ss. 2 (Term of the Agreement - Dauer des Vertrages) of the Consultancy Agreement, the base term of five (5) years (Grundvertragsdauer) of the agreement as defined in sentence 1 shall start anew on the Effective Date. Sentence 2 shall be deleted; instead a new sentence shall be inserted under which the subsequent periods of automatic prolongation after expiry of the initial term, unless the Consultancy Agreement is terminated by either Party on five (5) months' prior written notice to the end of each term, shall be each time one (1) year.

         (b) ss. 3 (Compensation - Vergutung) of the Consultancy Agreement shall be deleted; instead the following clause shall be inserted:

                           "Prof. Klug shall receive compensation in the gross amount of EUR 112,600.00 (in words: Euro one hundred and twelve thousand six hundred), payable in twelve
                           (12) equal instalments at the end of each calendar month. In addition, he shall be entitled to payments of a performance bonus in accordance with the attached bonus scheme."

                  The aforementioned bonus scheme for the years 2002 - 2006 is attached hereto as Exhibit 5(3)(b).

         (c) ss. 8 (3) of the Consultancy Agreement, containing an obligation of ENKAT and Seller 2 to regularly review the agreement and re-draft it annually, shall be deleted.

         On the Effective Date Purchaser will and is obliged to use its influence as new sole shareholder of ENKAT that ENKAT enters into an amendment of the Consultancy Agreement in accordance with the terms and conditions as set forth above under lit. (a) to (c); Seller 2 agrees to enter into such an amendment of the Consultancy Agreement.

(4) In addition, Hydrogenics will grant to Seller 2 25,000 stock options pursuant to its actual stock option plan. These stock options shall exclusively be governed by the stock option agreement between Seller 2 and Hydrogenics and not be part of this Agreement. Further, Hydrogenics will take out life insurances for Sellers 1 and 2 for a period of five
         (5) years on a declining scale to cover the entitlements under the service agreement with Seller 1 referred to in Article 5(1) and the amended Consultancy Agreement of Seller 2.

(5) Hydrogenics hereby warrants by way of an independent guarantee (selbstandiges Garantieversprechen) pursuant to Section 311 (1) German Civil Code (BGB) the fulfillment of all obligations of Purchaser under this Agreement towards Sellers 1 and 2.


                                    ARTICLE 6
                          GUARANTEES OF SELLERS 1 AND 2

Sellers 1 and 2 hereby warrant by way of an independent guarantee (selbstandiges Garantieversprechen) pursuant to Section 311 (1) German Civil Code (BGB) the following, and this in relation to the time of signing of this Agreement and as per the Effective Date (if no other point in time or time period is referred to in the following):

(1)      Legal Situation

         (a) ENKAT is a limited liability company, duly established and validly existing under German law. ENKAT does not hold any direct or indirect participations in other companies. The statements contained in number 1. of the Preamble of this Agreement are accurate in every respect. ENKAT does not hold any direct or indirect participations in other companies. The ENKAT-Shares of Sellers 1 and 2 exist in the amounts set out in numbers 2. and 3. of the Preamble of this Agreement and are fully paid-up. The share capital has not been reduced by repayments or any comparable processes.

         (b) Each of the Sellers 1 and 2 is the sole and unrestricted owner of those ENKAT-Shares sold by him as described in numbers 2. and 3. of the Preamble of this Agreement. The ENKAT-Shares of Seller 1 and 2 are duly authorized and validly issued. There are no restrictions to sell and transfer the ENKAT-Shares to Purchaser in accordance with this Agreement. No third parties are entitled to exercise pre-emptive or similar rights in case of a sale and transfer of the ENKAT-Shares of Seller 1 and 2. The ENKAT-Shares of Seller 1 and 2 are not pledged or otherwise encumbered with rights of third parties (within the meaning of ss.ss. 433 (1) 2, 435 of the German Civil Code
                  (BGB).

         (c) This Agreement and its implementation does not constitute a breach of any agreement by which Sellers 1 and 2 are bound.

(2)      Financial Situation

         (a) The following annual accounts of ENKAT have been prepared in accordance with generally accepted accounting principles in Germany (Grundsatze ordnungsgema(beta)er Buchfuhrung und Bilanzierung), and having regard to the principle of continuity of accounting and valuation (taking due account of the accounting principles applied in previous years):

                  - Audited annual accounts of ENKAT as per December 31, 2000;

                  - Audited annual accounts of ENKAT as per December 31, 2001 (the "2001 ACCOUNTS").

         (b) As per December 31, 2001, ENKAT had no liabilities other than those shown in the 2001 Accounts; since then, ENKAT has not incurred any liabilities or obligations (whether accrued or absolute, contingent or otherwise), which continue to be outstanding, except for those liabilities and obligations listed in Exhibit 6.2(b) or which were incurred in the ordinary course of business. It is understood that Sellers 1 and 2 give no warranty on future revenues or profits.

(3)      Assets

         (a) ENKAT is the owner of all assets shown in the 2001 Accounts, free from third party claims (excepting customary retention of title), except as for assets disposed of in the ordinary course of business since January 1, 2002.

         (b) All assets used by ENKAT as well as the operation, storage and handling thereof are effected in accordance with applicable laws and legal provisions, and this in particular also with regard to environmental and other public law provisions, regulations and permits.

         (c) As of the date of this Agreement, ENKAT has no accounts receivables which are 90 days or more past due, except for those listed in Exhibit 6.3(c).

(4)      Litigation/Compliance with Applicable Law

         (a) ENKAT is - as of the signing of this Agreement - not a party to any legal action, whether as plaintiff or defendant (including any arbitration proceedings), nor are there any other legal, arbitration or other proceedings in which it is involved. As of the date of signing of this Agreement, Sellers 1 and 2 have no knowledge of any administrative proceedings or investigations imminent or pending against ENKAT, including any such proceedings under competition law. As of the signing of this Agreement no claims have been asserted or threatened against ENKAT, which would involve a one-off or annual burden of more than EUR 25,000.00 on ENKAT. As of the date of signing of this Agreement, Sellers 1 and 2 are not aware of any factual circumstances on which such claims could be based except for possible litigation arising from the former business relationship of ENKAT with ATT.

         (b) ENKAT is authorized without restrictions and has been granted all permits which are necessary to continue its present business operations. There are no public law authorizations which, due to the sale envisaged with this Agreement, could be modified, withdrawn or revoked. In all material aspects, the operations of ENKAT have been, and are now being, conducted in compliance with the laws of each jurisdiction in which

                  ENKAT carries on business. Sellers 1 and 2 have no knowledge of ENKAT being in breach of any provisions under public law, competition law or laws for the protection of intellectual property rights.

(5)      Contracts

         ENKAT is not a party to any written or oral agreement or contract of the following kind:

         (a) except for the lease agreement with Erwin Kahrmann concerning the building in Gelsenkirchen-Buer dated October 17, 2000, the Consultancy Agreement between ENKAT and Seller 2 dated October 23, 1998 and except for employment contracts, any rental or lease agreements or other agreements the contract or obligation value whereof exceeds in each instance EUR 25,000.00 p.a.;

         (b) agreements with sales representatives, commission merchants, contract dealers or other distributors;

         (c) any contracts or other obligations limiting or excluding the right of ENKAT to compete;

         (d) loan agreements, except for the shareholder loans given by Seller 3 to ENKAT under the loan agreements dated January 20, 1998 and October 28/29, 1998;

         (e) any agreement granting the respective counterparty a right to terminate or change the agreement in case shares of ENKAT are to be sold;

         (f) any guarantee, warranty or other agreements or unilateral transactions whereby collateral is granted for or the assumption of third party liabilities, any futures contracts, currency transactions or swap agreements;

         (g) any agreements or contracts which grant to third parties any rebates, discounts or any other deductions than those previously granted in the ordinary course of business;

         (h) except for the employment agreement between ENKAT and Peter Pabst dated January 29, 2001, any contracts with employees with an annual salary exceeding EUR 25,000.00 (including any percentage of profits or a bonus paid);

         (i) any agreement or obligation outside the scope of the ordinary business.

(6)      Employees

         (a) ENKAT has not more than those employees listed in Exhibit 6.6(a); for every employee Exhibit 6.6(a) furthermore lists the titles, service record and material terms of employment, including current wages, salaries or hourly rate of pay and bonus (whether monetary or otherwise) paid since December 31, 2001, the date upon which such wage, salary, rate or bonus became effective and the date upon which each such employee was first hired by ENKAT.

         (b) Except as shown in Exhibit 6.6(b), ENKAT is not a party to any voluntary pension promises or direct insurances, agreements on commissions or bonuses, employment agreements with extended termination periods compared with bargaining agreements, agreements with unions, shop agreements or agreements with professional associations (e.g. employers' associations).

         (c) ENKAT has been and is being operated in full compliance with all laws relating to employees. There have been no claims, nor are there, to the knowledge of Sellers 1 and 2, any threatened complaints under such laws against ENKAT, except for possible non-compliance issues relating to the status of Mr. Reichardt as a free lance employee.

(7)      Intellectual Property Rights /Registrations

         Except as shown in Exhibit 6.7(a), the business operations of ENKAT do not involve the use of intellectual property rights. The list in
         Exhibit 6.7(a) is exhaustive and all such intellectual property rights have been registered for ENKAT. ENKAT is the sole legitimate owner of the respective intellectual property rights. To the best of the knowledge of Sellers 1 and 2 the intellectual property rights listed in
         Exhibit 6.7(a) are - in their geographical respective area of validity
         - not subject to third party objections. There are no respective legal actions pending or imminent nor to be expected based on other circumstances.

(8)      Agreements between Sellers 1 and 2 and ENKAT and among Sellers 1 and 2

         (a) There are no contracts existing between one or several of Sellers 1 and 2 on the one hand, and ENKAT on the other hand, except for the service agreement between ENKAT and Seller 1 dated October 7, 1997 and the Consultancy Agreement between ENKAT and Seller 2 dated October 23, 1998.

         (b) Except for the articles of association of ENKAT dated October 29, 1998, there are no contracts among Sellers 1 and 2 which relate to ENKAT.

(9)      Existing Contracts; Insurance

         (a) The contracts and agreements to which ENKAT is a party and which are material for its business operation, are in full force and effect, unamended, and no material default exists under such contracts and agreements on the part of ENKAT, or, to the knowledge of Sellers 1 and 2, on the part of any other party to such contracts and agreements.

         (b)      ENKAT maintains the policies of insurance which are listed in
                  Exhibit 6.9(b). ENKAT is not in default, as to the payment of premiums, under the terms of such policies. There exist no open insurance claims other than those claims listed in
                  Exhibit 6.9(b).

(10)     Tax

         (a) All tax declarations or tax applications which were to be filed by ENKAT until the Effective Date, have been filed and all statements made therein are correct and complete.

         (b) All amounts which, pursuant to these tax declarations or filings, are to be paid by ENKAT (including interest and other ancillary duties) and which relate to the time period before the Effective Date, have been paid in full and in time. For unpaid taxes which relate to the period until December 31, 2001, sufficient liabilities or accruals are shown in the 2001 Accounts. ENKAT has, in accordance with statutory provisions, in full and in time, withheld and paid to the tax authorities, social security institutions or health insurance institutions, all wage taxes as well as employees' shares for social security and other social benefits (hereinafter collectively referred to as the "EMPLOYMENT CHARGES") for all time periods until the Effective Date. For Employment Charges relating to the period until December 31, 2001 and which are not paid, appropriate obligations or provisions have been stated in the 2001 Accounts therefore.

(11)     Transactions since January 1, 2002 until the Effective Date

         Within the period between January 1, 2002 and the Effective Date the following will have been complied with:

         (a) the business of ENKAT shall be conducted in the ordinary and normal course, consistent with past practice and in accordance with proper business principles, and no extraordinary transactions shall be effected;

         (b)      ENKAT shall not dispose of any assets;

         (c) the scope and contents of the business activities shall not be changed substantially;

         (d) no profit distributions shall be declared or made (including hidden profit distributions);

         (e) no increase in the remuneration, no change of other employment conditions and no pension commitments or changes thereof for any of the employees (including managing directors) shall be effected or promised;

         (f) ENKAT shall not (i) conclude or use loans or (ii) enter into contracts which have a total value of more than EUR 25,000.00 p.a. each;

         (g)      the purchasing and payment practice shall not be changed;

         (h)      no special discounts shall be granted to customers.


                                    ARTICLE 7
                     BREACH OF GUARANTEES OF SELLERS 1 AND 2

(1) If any of the guarantees given by the Sellers 1 and 2 under Article 6 is incorrect, the following shall apply:

         Sellers 1 and 2 shall place Purchaser or (at Purchaser's choice), if ENKAT has incurred the damage, ENKAT, in that position as if the guarantees had been correct. If and to the extent that Sellers 1 and 2 within one (1) month fail to put the respective party in the position as set forth in the Agreement, or if it is impossible to put that party in that position, Purchaser shall be entitled to claim monetary damages up to an aggregate amount of EUR 214,000.00. This limitation shall not apply, however, to the guarantees given under Article 6(1).

(2) To the extent that Sellers 1 and 2 have represented in this Agreement that ENKAT is free of liabilities, Sellers 1 and 2 shall indemnify and hold harmless ENKAT from any liabilities (including the cost for legal advisers), which exist or are asserted contrary to this representation.

(3)      Claims under this Article 7 shall be time-barred

         (a) in respect of incorrectness of any of the guarantees detailed in Article 6(1) after ten (10) years from the Effective Date;

         (b)      in respect of incorrectness of the guarantees detailed in
                  Article 6(10) six (6) months after tax assessments have become final or, if no final payment order is made, six (6) months after the respective tax liability is barred by statute of limitation in accordance with the law;

         (c)      in respect of any other claims under this Article 7 after two
                  (2) years from the Effective Date.

         The limitation period shall be suspended by raising a claim in writing vis-a-vis Sellers 1 and 2. Should there be a written notice of a claim before the end of the limitation period, the limitation period for the respective claim shall be extended by another three (3) months. After such additional three (3) months, the claim will be time-barred unless the limitation period is interrupted in accordance with the law.


                                    ARTICLE 8
                  GUARANTEES OF SELLER 3; BREACH OF GUARANTEES

(1) Seller 3 warrants by way of an independent guarantee (selbstandiges Garantieversprechen) pursuant to Section 311 (1) German Civil Code
         (BGB), and this in relation to the time of signing of this Agreement and as per the Effective Date, that:

         (a) The ENKAT-Share held by Seller 3 exists in the amount set out in number 4. of the Preamble of this Agreement and is fully paid-up. The share capital has not been reduced by repayments or any comparable processes.

         (b) Seller 3 is the sole and unrestricted owner of the ENKAT-Share sold by it as described in number 4. of the Preamble of this Agreement. This ENKAT-Share is duly authorized and validly issued. There are no restrictions to sell and transfer this ENKAT-Share to Purchaser in accordance with this

                  Agreement. No third parties are entitled to exercise pre-emptive or similar rights in case of a sale and transfer of this ENKAT-Share. This ENKAT-Share is not pledged or otherwise encumbered with rights of third parties (within the meaning of ss.ss. 433 (1)2, 435 of the German Civil Code
                  (BGB).

         (c) This Agreement and its implementation does not constitute a breach of any agreement by which Seller 3 is bound.

         (d) Seller 3 has the corporate power and authority to sell its ENKAT-Share under this Agreement and to enter into this Agreement. All corporate actions which are necessary for the sale and transfer of its ENKAT-Share have been, or prior to the Effective Date will be, taken.

(2) If any of the guarantees given by Seller 3 under Article 8(1) is incorrect, the following shall apply:

         Seller 3 shall place Purchaser or (at Purchaser's choice), if ENKAT has incurred the damage, ENKAT, in that position as if the guarantees had been correct. If and to the extent that Seller 3 within one (1) month fails to put the respective party in the position as set forth in the Agreement, or if it is impossible to put that party in that position, Purchaser shall be entitled to claim monetary damages. Seller 3 shall in no event be liable for any consequential damages (Folgeschaden), lost profits (entgangener Gewinn), damages incidental to any breach or non-fulfillment of the independent guarantees or any internal costs and expenses incurred by the Purchaser.

(3) Purchaser and Seller 3 are in agreement that the remedies that Purchaser or ENKAT may have against Seller 3 for breach of its obligations set forth in this Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to Purchaser or ENKAT. Any right of Purchaser to withdraw (zurucktreten) this Agreement or to require the winding up of the transaction contemplated hereunder (e.g. by way of gro(beta)er Schadenersatz or Schadenersatz statt der Leistung), any claims for breach of pre-contractual obligations (culpa in contrahendo, including but not limited to, claims arising under Sections 241 (2), 311 (2) (3) German Civil Code) or ancillary obligations (positive Forderungsverletzung, including but not limited to, claims arising under Sections 280, 282 German Civil Code), frustration of contract pursuant to Section 313 German Civil Code (Storung der Geschaftsgrundlage), all remedies of Purchaser for defects of the Object of Sale under Sections 437 through 441 German Civil Code and any and all other statutory rights and remedies, if any, are hereby expressly excluded and waived by Purchaser, except claims for willful deceit (arglistige Tauschung) and other intentional breaches of contract (vorsatzliche Vertragsverletzungen). Purchaser and Seller 3 are in agreement that Seller 3's guarantees are only designed for the specific remedies of Purchaser set forth in this Article 8 above and the restrictions contained in this Article 8 and that Seller 3's guarantees shall not serve to provide Purchaser with any other claims than those set forth in this Agreement.

(4) Claims under this Article 8 shall be time-barred in respect of incorrectness of any of the guarantees detailed in this Article 8(1) after ten (10) years from the Effective Date.


                                    ARTICLE 9
                              COMPETITION RESTRAINT

(1) For a period of three (3) years after the Effective Date, Sellers 1 and 2 shall not, directly or indirectly, establish a business which directly competes with the business conducted by ENKAT on the date hereof, or acquire a majority interest (in equity or votes) in an enterprise which is engaged in a business which directly competes with the business presently conducted by ENKAT.

(2)      This competition restraint does not apply to Seller 3.


                                   ARTICLE 10
                                  MISCELLANEOUS

(1) All transfer taxes, fees, notarial fees and charges payable in connection with the execution and implementation of this Agreement shall be borne by Purchaser. Each Party shall pay its own expenses, including the fees of its advisors, incurred in connection with this Agreement.

(2) This Agreement (including all Exhibits attached hereto, which shall form an integral part of this Agreement) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.

(3) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, or any other stricter form which is required by law in the case of an amendment, by each of the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective. This also applies to any amendments to this Article 10(4).

(4) Should any provision of this Agreement, or any provision to be incorporated in the future, be or become invalid or unenforceable, the validity of the balance of this agreement shall not be effected thereby. The same applies if this Agreement contains any omissions. In lieu of the invalid or unenforceable provision or in order to complete any omission, a fair provision shall apply which, to the extent legally permissible, comes as close as possible to what the Parties had intended or would have intended, according to the spirit and purpose of this Agreement, if they had considered the matter at the time this Agreement was executed. The same applies if the provision is invalid because of the stipulated scope or time period.

(5) This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany. The courts of Frankfurt am Main, Germany, shall have exclusive jurisdiction.


Sellers declared: ENKAT does not own real estate.


The notary shall notify ENKAT of the transfer of the shares according to Article 1(4) of this Agreement, in accordance with Section 16 (1) German Act on Limited Liability Companies (GmbHG).

The above protocol and the Exhibits were read to the persons appearing by the acting notary and approved by the persons appearing and signed by the persons appearing and the notary as follows:

/s/ DR. MICHAEL TIGGES, acting in the name and on behalf of Dr. Bernd Pitschak and Dr. Karl Klug

/s/ DR. JORG STREITFERDT, acting in the name and on behalf of Creavis GmbH

/s/ DR. ROLAND MASSE, acting in the name and on behalf of Hydrogenics

/s/ DR. KARSTEN MULLER -- EISING, notary